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                                                                     Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-156932 on Form N-1A of our report dated February 26, 2009 relating to the statement of assets and liabilities of Van Kampen O'Shaughnessy Large Cap Growth Fund, a portfolio in the Van Kampen Partners Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information, which are also part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP
Chicago, IL
March 19, 2009